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                                                                       EXHIBIT 5


                                  June  , 1995



AMR Corporation
P.O. Box 619616
Dallas/Fort Worth Airport, Texas 75261-9616

                Registration Statement on Form S-8 pertaining to
              AMR Corporation 1994 Directors Stock Incentive Plan

Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of AMR Corporation, a Delaware corporation (the "Company"), and as such I am delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), to be awarded under the AMR Corporation 1994 Directors Stock Incentive Plan (the "Plan").

         In so acting, I have examined the Plan and have examined and relied upon the originals, or copies certified to my satisfaction, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

         Based on the foregoing, I am of the opinion that the Common Stock initially issuable under the Plan has been duly authorized and, when duly awarded in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,



                                                   Anne H. McNamara
                                                   Senior Vice President and
                                                   General Counsel